News Release

U.S. Bancorp Promotes Andrew Cecere to President

MINNEAPOLIS – Jan. 19, 2016 – U.S. Bancorp (NYSE: USB), parent company of U.S. Bank, the fifth largest commercial bank in the United States, announced today that Andrew Cecere, currently Vice Chairman and Chief Operating Officer (COO), has been promoted to President. As President and Chief Operating Officer, Cecere will continue his responsibilities for U.S. Bank’s core lines of business: Consumer and Small Business Banking, Wholesale Banking and Commercial Real Estate, Payment Services, and Wealth Management and Securities Services. Cecere will continue to report to Richard Davis, Chairman and Chief Executive Officer, U.S. Bank.

“Promoting Andy to President is a logical next step in his executive progression,” Davis said. “He has demonstrated years of steady leadership and has earned the confidence of the Board and the respect of his colleagues. He has a 30-year track record of delivering outstanding results. As Chief Operating Officer, he has excelled at implementing a strategy that unifies the customer experience and makes U.S. Bank the most trusted choice because of our strength and stability. The Board and I have tremendous confidence in Andy and his ability to manage our businesses effectively.”

Cecere has been with U.S. Bank since 1985. He has served as Vice Chairman and COO since January 2015. Prior to that, he served as Vice Chairman and Chief Financial Officer, and Vice Chairman of Wealth Management and Securities Services. He received his MBA from the Carlson School of Business at the University of Minnesota and his undergraduate degree from the University of St. Thomas in St. Paul, Minn.

“I am intensely proud of U.S. Bank and its 67,000 hard-working and dedicated people,” Cecere said. “I appreciate the vote of confidence from Richard and the Board to be named President. We will continue to create value for our shareholders, customers, employees, and communities as we pursue our vision for the future together.”

About U.S. Bank

Minneapolis-based U.S. Bancorp (“USB”), with $422 billion in assets as of December 31, 2015, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,133 banking offices in 25 states and 4,936 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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Contacts:

Dana E. Ripley Media (612) 303-3167	Sean O’Connor Investors/Analysts (612) 303-0778